ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our report dated July 27, 2005 on our review of the interim financial statements of I-Trax, Inc. and Subsidiaries as of June 30, 2005 and for the three-month and six-month periods ended June 30, 2005 and 2004 included in the Form 10-Q for the three-month and six-month periods ended June 30, 2005 is incorporated by reference in the Company’s Registration Statements on Form S-3 (No. 333-110891, 333-108191 and 333-114604). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 15, 2005